                                   EXHIBIT 2.6
                                   -----------

                     SETTLEMENT AND ASSET PURCHASE AGREEMENT
                     ---------------------------------------

This SETTLEMENT AND ASSET PURCHASE AGREEMENT is made effective as of July 1, 2001 (the "Effective Date") by and among Compass Knowledge Holdings, Inc.
            ---------------
("Compass"), Educators' Learning Network, Inc. f/k/a Jamita, Inc. ("ELNet"),
  -------                                                           -----
Rutherford Learning Group, Inc. ("RLG") (Compass, ELNet, and RLG are
                                  ---
hereinafter sometimes collectively referred to as the "Companies") and Michael
                                                       ---------
Rutherford ("Rutherford")
             ----------

                                    Recitals:

A. WHEREAS, pursuant to that certain Agreement and Plan of Stock Purchase dated August 15, 2000 by and among ELNet, the ELNet shareholders (including Rutherford), Compass and Compass Acquisition Corp. ("CAC")
                                                                       ---
       (hereinafter the "ELNet Purchase Agreement"), Compass and CAC acquired
                         ------------------------
       from Rutherford all of the stock he owned in ELNet;

B. WHEREAS, pursuant to that certain Agreement and Plan of Stock Exchange dated July 28, 2000 by and among RLG, Rutherford, Compass and CAC (hereinafter the "RLG Purchase Agreement"), Compass and CAC acquired
                         ----------------------
       from Rutherford all of the issued and outstanding shares of capital stock in RLG and certain assets;

C. WHEREAS, in connection with such Purchase Agreements, ELNet and RLG entered into separate Employment Agreements with Rutherford each effective as of August 1, 2000 (the "Employment
                                                 ----------
       Agreements");
       ----------

D. WHEREAS, the consideration required to be paid under the ELNet Purchase Agreement and the RLG Purchase Agreement (collectively, hereinafter the "Purchase Agreements") has been paid to Rutherford in accordance with
        -------------------
       the terms of same and compensation required to be paid under the Employment Agreements has not been paid to Rutherford in accordance with the terms of same;

E. WHEREAS, certain disputes have arisen by and among the Companies and Rutherford, and the Companies have asserted various rights, claims and damages against Rutherford with respect thereto; and

F. WHEREAS, the Companies and Rutherford are desirous of settling such disputes and claims as provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals, as well as the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

       1.1     Recitals. The above recitals are true and correct in all
               --------
material respects and by this reference incorporated herein.

       1.2     Purchase And Sale Of Assets. Subject to the terms and conditions
               ---------------------------
of this Agreement, on the Closing Date (as hereinafter defined), and except as otherwise stated, the Companies shall sell, transfer, convey, assign, and deliver to Rutherford [or upon Rutherford's request, to one or more corporations or entities owned by Rutherford as designated by Rutherford], and Rutherford shall purchase and accept the assets described below (hereinafter the "Purchased Assets"). The Purchased Assets are:
     ----------------

               1.2.(a) Personal Property. All rights, title and ownership to
                       -----------------
certain office equipment and supplies (the "Personal Property") described
                                            -----------------
in Schedule 1.2.(a).

               1.2.(b) Learning Centered School. All intellectual property
                       -------------------------
rights and ownership to that certain educational program known as the
"Learning Centered School" and all related content, curriculum, computer programs, software, documentation, reference materials, sales literature, promotional literature, catalogs and similar materials and related property and information with respect to same inclusive of the content underlying two Requisites of A Leader episodes (i.e., "Learning...Three Levels of Quality" and "Standards of Teaching") which is content also used in the Learning Centered School program (hereinafter the "LCS Program").
                                 -----------

               1.2.(c) RLG Name and Marks. The Rutherford Learning Group name
                       ------------------
and its trademarks, service marks and logos, if any, inclusive of all reference materials, sales literature, promotional literature, catalogs and similar materials which bear such name and marks.

               1.2.(d) Limited Release of Covenant Not-to-Compete. The limited
                       ------------------------------------------
release of Rutherford's covenants not-to-compete as set forth in the Employment Agreements as more fully described in Section 4.8(c) below

               1.2.(e) Consulting Agreements. The transferable consulting
                       ---------------------
contracts identified in Schedule 1.2.(e).

               1.2.(f) General Intangibles. Certain other intangible rights
                       -------------------
and assets related to the foregoing such as the telephone number(s), directory listings, and prepaid advertisements identified in Schedule 1.2.(f).

       1.3.    Excluded Assets. Section 1.2 notwithstanding, the Companies are
               ---------------
not selling, transferring, assigning, conveying or delivering to Rutherford, and Rutherford is not purchasing the following assets: (a) the right to any income associated with the consulting engagements of Rutherford and/or RLG or ROL which has accrued to the benefit of any of the Companies prior to the Effective Date, and (c) cash, deposits and accounts receivable related to the foregoing Purchased Assets existing on the Effective Date.

                                   ARTICLE II
                            ASSUMPTION OF LIABILITIES

2.     Assumption of Liabilities
       -------------------------

       2.1.    Liabilities to be Assumed. As used in this Agreement, the term
               -------------------------
"Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Effective Date, Rutherford shall assume and agree to perform and discharge the following (hereinafter the "Assumed Liabilities"):

               2.1.(a) Taxes Arising from Transaction. Rutherford shall
                       ------------------------------
assume, be responsible for and pay all taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Rutherford and the other transactions contemplated by this Agreement, including but not limited to any transfer, sales, use, gross receipts or documentary stamp taxes but excluding
                                                                    ---------
any income taxes which would otherwise be imposed upon the Companies.

               2.1.(b) Product and Service Liability. Rutherford shall assume,
                       -----------------------------
be responsible for and pay all product and/or service Liability of the Companies arising out of or in any way relating to or resulting from all and/or any one or more of the Purchased Assets (including any Liability of the Companies for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of contract, warranty or otherwise).

               2.1.(c) Transaction Expenses. Rutherford shall assume, be
                       --------------------
responsible for and pay all transaction expenses including, without limitation, legal bills he incurs in connection with the drafting and negotiation of this Agreement and the consummation of the transactions contemplated herein.

               2.1.(d) LCS Program Development. Rutherford shall assume, be
                       -----------------------
responsible for and pay all expenses associated with the creation, development, production, preparation, writing, and hosting of the ten (10) additional one-hour episodes of the LCS Program as more fully described in Section 4.3 below.

               2.1.(e) ROL Program Development. Rutherford shall assume, be
                       -----------------------
responsible for and pay all expenses associated with the creation, development, preparation, writing, and hosting the ten (10) core one-hour episodes of the Requisites of A Leader Program (the "ROL Program") as more fully described in
Section 4.4 below. The Companies will be responsible for paying for all costs and expenses associated with the actual telecast production of said Program.

                                   ARTICLE III

                            PURCHASE PRICE - PAYMENT

3.     Purchase Price - Payment
       ------------------------

       3.1.    Purchase Price. The purchase price (the "Purchase Price") for
               --------------
the Purchased Assets as agreed to by and between the parties shall be One Million Six Thousand Two Hundred Fifty Dollars ($1,006,250) which will consist of the following consideration:

               (i) One Hundred Twenty-five Thousand (125,000) shares of Compass common stock, $.001 par value, evidenced by stock certificate #2367, which is valued for these purposes at $1.00 per share or One Hundred Twenty-five Thousand Dollars ($125,000.00) in the aggregate;

               (ii) Fifty-six Thousand Two Hundred and Fifty (56,250) shares of Compass common stock, $.001 par value, evidenced by stock certificate #2359 [which is presently sitting in Escrow and held by Firstar Bank, Cincinnati, Ohio (the "Escrow Agent") for the benefit of Rutherford] (the "Escrow Shares")
                                                               -------------
and which is valued for these purposes at $1.00 per share or Fifty-six Thousand Two Hundred and Fifty Dollars ($56,250.00) in the aggregate;

               (iii) Rutherford's ten percent (10%) ownership interest in ELNet evidenced by stock certificate #15 representing twenty-two (22) shares of no par value common stock of ELNet, which is valued for these purposes at Two Hundred Thousand Dollars ($200,000.00);

               (iv) Rutherford's ten percent (10%) interest in those certain "Incentive Payments" described in Section 2.2.2 of the ELNet Purchase Agreement which is valued for these purposes at Twenty-Five Thousand Dollars ($25,000.00);

               (v) The rights in and to that certain License Agreement of even date herewith for the sale and distribution of the LCS Program as more fully described in Section 4.3(b) below and which is valued for these purposes at Three Hundred Thousand Dollars ($300,000.00); and

               (vi) The assumption of the Assumed Liabilities which is valued for these purposes at Three Hundred Thousand Dollars ($300,000.00).

       3.2.    Payment of Purchase Price. The Purchase Price shall be paid by
               -------------------------
Rutherford at the Closing as follows:

                      3.2.(a) Delivery of Certificates. Rutherford shall, on
                              ------------------------
the Closing Date, deliver to Compass, and with respect to the Escrow Shares instruct the Escrow Agent to deliver to Compass, the certificates nos. 2367 and 2359, respectively, evidencing the transfer of the Compass shares described in Sections 3.1(i) and (ii) and certificate number 15 evidencing the ELNet shares as described in 3.1(iii) above (collectively, the certificates shall hereinafter be known as the "Certificates"), free of all liens and encumbrances
                             ------------
and duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank.

                      3.2(b)  Delivery of Interest in Incentive Payments. The
                              ------------------------------------------
execution and delivery of such documents and instruments as are reasonably required to evidence Rutherford's sale and transfer of his interest in those certain "Incentive Payments" described in Section 3.1(iv) above.

                      3.2(c)   License. The execution and delivery of that
                                -------
certain License Agreement described in Section 3.1(v) above.

                      3.2(d)  Assumption of Liabilities. The execution and
                              -------------------------
delivery of such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities described in Section 3.1(vi) above.

       3.3.    Allocation of Purchase Price. The aggregate Purchase Price shall
               ----------------------------
be allocated among the Purchased Assets for tax purposes as set forth above and the Companies and Rutherford will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") or any regulations thereunder, Rutherford and the Companies will disclose such reports to the other prior to filing with the IRS.

                                   ARTICLE IV

                                 OTHER COVENANTS

       4.1     Cooperation. The parties hereby agree to cooperate with each
               -----------
other and use their reasonable best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement. Each party further agrees that it/he will not make any slanderous statements, disseminate any libelous materials or otherwise engage in or take any defamatory actions or fail to take any actions that would have a potentially material adverse effect on the other party or its/his products, programs and business.

       4.2 Consents. The parties will use their best efforts prior to Closing
           --------
to obtain all consents necessary for the consummation of the transactions contemplated hereby.

       4.3     Learning Centered Schools ("LCS").
               ---------------------------------

               4.3(a) Rutherford agrees that he will create, write, develop, produce, prepare downloads and serve as the host, instructor and keynote speaker with respect to a minimum of ten (10) additional one-hour episodes of the LCS Program which as of yet have not been developed (the "Undeveloped LCS
                                                              ---------------
Episodes"). In connection therewith, Rutherford will bear all costs and
--------
expenses associated with the creation, development, and production of such Undeveloped LCS Episodes and will produce and deliver to Compass such Undeveloped LCS Episodes as well as the six (6) developed episodes (the "LCS
                                                                         ---
Developed Episodes") within the time parameters and subject to the terms and
------------------
conditions set forth in the License Agreement described in 4.3(b) below and the Production Plan and Schedule attached hereto as Schedule 4.3(a). It is understood and agreed between the parties that the quality, features and attributes of the Undeveloped LCS Episodes will be at least equal to or better than the LCS Developed Episodes.

               4.3(b) The parties hereby agree to into a Content Development and License Agreement in the form attached hereto as Exhibit "A" whereby the Companies shall have the exclusive right to market, sell and deliver the LCS Program (inclusive of all LCS Episodes) and its content in all distance learning models for a period of at least ten (10) years subject to earlier termination as provided in the License Agreement.

       4.4     Requisites of a Leader ("ROL").
               ------------------------------

               4.4(a) Rutherford agrees that he will create, develop, write, rewrite, refresh, prepare downloads and serve as the host, primary instructor and keynote speaker, under the direction of the Companies and its designated producer, with respect to ten (10) core programs of ROL which are required for the 2001-2002 school year all in accordance with the time parameters (which is presently contemplated no later than September 30, 2001) and subject to the terms and conditions set forth in the Production Plan and Schedule attached hereto as Schedule 4.4(a).

               4.4(b) The parties hereby agree to into a Content Development and License Agreement in the form attached hereto as Exhibit "B" whereby for a period of five (5) years commencing with the Effective Date, Compass will grant to Rutherford a limited, non-transferable and non-exclusive license to present and deliver, the ROL Programs and its content via live (in-person) consulting engagements. Compass shall have no economic interest or rights to any of the revenue, compensation or other remuneration received by Rutherford with respect to such performances. At the end of the five (5) year period (unless sooner terminated), the License Agreement shall terminate and Rutherford will have no further rights in or to or for the use of the ROL Programs and/or the content.

       4.5     Consulting Services. In addition to the foregoing services,
               -------------------
Rutherford agrees to (i) make himself available to the Companies, as requested, for consultation and creative input with respect to the ten (10) elective ROL programs required for the 2001-2002 school year, and (ii) to be present, as requested, at all conferences, seminars and onsite client and customer visitations required of the Companies from July 1, 2001 until October 1, 2002 not to exceed 10 days in the aggregate. Set forth in Schedule 4.5 is a listing of the locations and the scheduled times and dates for the presently known conferences, seminars and onsite visitations for which Rutherford's presence and participation is anticipated.

       4.6     Compensation.
               -------------

               (a) For the services provided in Sections 4.3, and 4.4 above, the Companies agree to pay to Rutherford $12,500 per month payable in three (3) consecutive monthly payments beginning July 31, 2001 and ending September 30, 2001; For the services provided in Section 4.5, the Companies agree to pay to Rutherford $1,000 per day for onsite presentations and conferences not to exceed 10 days in the aggregate.

               (b) ELNet also agrees to pay Rutherford an amount equal to 5% of all "Net Receipts" received by ELNet within one (1) year with regard to sales of the ROL Program for which Rutherford is directly responsible for and plays an integral and continuing role in consummating. For purposes of this provision, the term "Net Receipts" shall be defined as total student, client and customer fees, referral fees, or any other fees actually collected by ELNet with respect to the ROL Program less commissions paid to third parties and charges associated with collection, sales tax incurred on such sales and refunds, rebates, credits and returns given or provided.

               (c) In addition to the foregoing, the Companies will pay Rutherford reasonable and pre-approved travel, meals and lodging expense reimbursements incurred with respect to the services identified in Sections
4.4 and 4.5 above.

       4.7     Termination of Rights in Purchase Agreements and Employment
               -----------------------------------------------------------
Agreements. Contemporaneous with the Closing of this Agreement and the
----------
transactions provided herein, Rutherford forfeits and foregoes all rights and interest in and to any consideration, payments, reimbursements, damages, claims, costs and/or expenses he may now have or hereafter acquire in connection with or arising out the Purchase Agreements and the Employment Agreements.

       4.8     Confidentiality, Competition and Solicitation.
               ---------------------------------------------

               4.8(a)  Confidentiality. Rutherford shall not divulge,
                       ---------------
communicate, use to the detriment of the Companies, or for the benefit of any other business, firm, person, partnership or corporation, or otherwise misuse, any "Confidential Information", pertaining to the Companies including (except as may be required under legal process by subpoena or other court order; provided that Rutherford will take reasonable steps to give the Companies sufficient prior written notice in order to contest such requirement or order), without limitation, all (i) data or trade secrets, including secret processes, formulas or other technical data; (ii) production methods; (iii) customer lists; (iv) personnel lists; (v) proprietary information; (vi) financial or corporate records; (vii) operational, sales, promotional and marketing methods and techniques; (viii) development ideas, acquisition strategies and plans;
(ix) financial information and records; (x) "know-how" and methods of doing business; and (xi) computer programs, including source codes and/or object codes and other proprietary, competition-sensitive or technical information or secrets developed with or without the help of Rutherford. Rutherford acknowledges that any such information or data he may have acquired was received in confidence and by reason of his relationship to the Companies. Confidential Information, data or trade secrets shall not include any information which as determined by a court of competent jurisdiction: (a) at the time of disclosure is within the public domain or is generally known within the industry; (b) after disclosure becomes a part of the public domain or generally known within the industry through no fault, act or failure to act, error, effort or breach of this Agreement by Rutherford; (c) is known to the recipient at the time of disclosure; (d) is subsequently discovered by Rutherford independently of any disclosure by the Companies; (e) is required by order, statute or regulation, of any governmental authority to be disclosed to any federal or state agency, court or other body; or (f) is obtained from a third party who has acquired a legal right to possess and disclose such information.

               4.8(b)  Records. All documents, papers, materials, notes,
                       -------
books, correspondence, drawings and other written and graphic records relating to the Companies and/or the Business of the Companies which Rutherford shall prepare or use, or come into contact with, shall be and remain the sole property of the Companies and, effective immediately upon request by the Companies for any reason shall be immediately returned to the Companies.

               4.8(c)  Nonsolicitation. As an inducement to the Companies to
                       ---------------
execute this Agreement and in order to preserve the goodwill associated with the business of the Companies and in addition to and not in limitation of any covenants contained in any agreements executed and delivered herewith, Rutherford hereby covenants and agrees as follows:

                       (i)     Covenant Not to Compete.  During the term of the
                               -----------------------
Content Development and License Agreement for the use of the ROL Content (Exhibit "A") and for a period of two (2) years after its expiration or termination, Rutherford will not directly or indirectly, within the continental United States, act as an officer, manager, executive, consultant, advisor or agent or controlling shareholder, partner or member to any business or otherwise engage in any business which is, competitive, either directly or indirectly, with the Business, as defined herein, nor shall Rutherford become employed by such a business in a capacity which would require Rutherford to carry out, in whole or in part, either directly or indirectly, the duties Rutherford has performed or is expected to perform for the Companies or which are competitive with the Business or otherwise engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Companies. For purposes of Section, the "Business" shall be defined as creating, designing, developing, owning, leasing and/or operating distributed learning and education programs, courses and/or its business and other related businesses as are presently being conducted by the Companies (or such business as is presently under development).

                       (ii)   Nonsolicitation;  Employees.  During the term of
                              ---------------------------
the Content Development and License Agreement for the use of the ROL Content (Exhibit A) and for a period of two (2) years after its expiration or termination, Rutherford will not offer employment to any person who was employed by the Companies or its subsidiaries as of the Effective Date without the prior written consent of the Compass.

                       (iii)   Nonsolicitation;  Customers.  Rutherford agrees
                               ---------------------------
that, during term of the Content Development and License Agreement for the use of the ROL Content (Exhibit A) and for a period of two (2) years after its expiration or termination, Rutherford will not solicit customers or clients of the Companies, its parent company or their subsidiaries, with a view to interfering or competing with the Business of the Companies or their subsidiaries.

               4.8(d)  Equitable Modification. In the event a court of
                       ----------------------
competent jurisdiction determines that the provisions of the restrictive covenants are excessively broad as to duration, geographical scope or activity, it is expressly agreed that the restrictive covenants shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

               4.8(e)  Equitable Relief for Violations. Rutherford agrees that
                       -------------------------------
the provisions and restrictions contained in this Section are necessary to protect the legitimate continuing interests of the Companies, and that any violation or breach of these provisions will result in irreparable injury to the Companies for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to the Companies for such violation or breach and regardless of any other provision contained in this Agreement, the Companies shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF RUTHERFORD

Rutherford hereby makes the following representations and warranties to the Companies, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by the Companies, or any knowledge of the Companies other than as specifically disclosed in the disclosure schedules delivered to the Companies, and shall survive the Closing of the transactions provided for herein.

       5.1     Authority and Approval of Agreement.
               -----------------------------------

(a) The execution and delivery of this Agreement by Rutherford and the performance of his obligations hereunder have been duly authorized and approved by all requisite action on his and any other persons part pursuant to applicable law. Rutherford has the power and authority to execute and deliver this Agreement and to perform all his obligations hereunder.

(b) This Agreement and any other documents, instruments and agreements executed by Rutherford in connection herewith constitute the valid and legally binding agreements of Rutherford, enforceable against Rutherford in accordance with their terms, except that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles.

       5.2     No Violations.  Neither the execution, delivery nor performance
               -------------
of this Agreement or any other documents, instruments or agreements executed by a Rutherford in connection herewith, nor the consummation of the transactions contemplated hereby: (a) will violate any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment,
                           ----
plan or decree (collectively, "Orders") of any court, arbitrator, department,
                               ------
commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government
                                                                    ----------
Entities") or (b) will, except as provided herein, require any authorization,
--------
consent, approval, exemption or other action by or notice to any Government Entity.

       5.3     Consents.  The execution, delivery and performance by Rutherford
               --------
of this Agreement and the consummation by a Rutherford of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

       5.4     Brokers.  Rutherford has no liability or obligation to pay any
               -------
fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Companies could become liable or obligated.

       5.5     Title to Shares and Incentive Payments.  Rutherford has good and
               --------------------------------------
marketable title to his 10% interest in the Incentive Payments and to the shares of common stock in Compass and ELNet represented by the Certificates, free and clear of all mortgages, liens, security interests, claims, pledges, or encumbrances of any nature whatsoever (collectively, "Liens"). Rutherford has complete and unrestricted power and right to sell, assign, convey and deliver his 10% interest in the Incentive Payments and the shares of common stock in Compass and ELNet represented by the Certificates as contemplated hereby. At Closing, the Companies will receive good title to his 10% interest in the Incentive Payments and to the shares of common stock in Compass and ELNet represented by the Certificates.

                                  ARTICLE VI

                 THE COMPANIES' REPRESENTATIONS AND WARRANTIES

The Companies hereby make the following representations and warranties to Rutherford, each of which the Companies represent to be true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be uneffected by any investigation heretofore or hereafter made by Rutherford, or any knowledge of Rutherford other than as specifically disclosed in the disclosure schedules delivered to Rutherford, and shall survive the closing of the transactions provided for herein.

       6.1     Organization.  the Companies are corporations duly organized,
               ------------
validly existing and in good standing under the laws of the state of their organization.

       6.2     Authority and Approval of Agreement.
               -----------------------------------

               (a) The execution and delivery of this Agreement by the Companies and the performance of their obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of the Companies pursuant to applicable law., the Companies have the power and authority to execute and deliver this Agreement and to perform all their obligations hereunder.

(b) This Agreement and each of the other documents, instruments and agreements executed by the Companies in connection herewith constitute the valid and legally binding agreements of the Companies, enforceable against the Companies in accordance with their terms, except that: (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and
     (ii) the availability of equitable remedies as may be limited by equitable principles.

       6.3     No Violations. Neither the execution, delivery nor performance
               -------------
of this Agreement or any other documents, instruments or agreements executed by the Companies in connection herewith, nor the consummation of the transactions contemplated hereby: (a) will violate any Laws or Orders; (b) will, except as provided herein, require any authorization, consent, approval, exemption or other action by or notice to any Government Entity; (c) constitutes a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or Bylaws of the Companies, any provision of any contract to which the Companies or its assets may be bound, any judgment to which the Companies is bound or any law applicable to the Companies; or (d) result in the creation or imposition of any encumbrance upon, or give any third person any interest in or right to, any or all of the Property.

       6.4     Consents. The execution, delivery and performance by the
               --------
Companies of this Agreement and the consummation by the Companies of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

       6.5          Brokers.  The Companies have no liability or obligation to
                    -------
pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Rutherford could become liable or obligated.

       6.6          Title to Purchased Assets. The Companies have good and
                    -------------------------
marketable title to all the Purchased Assets, free and clear of all mortgages, liens, security interests, claims, pledges, or encumbrances of any nature whatsoever (collectively, "Liens"). None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. The Companies have complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Rutherford as contemplated hereby. At Closing, Rutherford will receive good title to all the Purchased Assets, free and clear of all Liens.

                                   ARTICLE VII

                           INTERPRETATION; SURVIVAL OF
               REPRESENTATIONS AND WARRANTIES; AND INDEMNIFICATION

       7.1     Interpretation. Each warranty and representation made by a party
               --------------
in this Agreement or pursuant hereto is independent of all other warranties and representations made by the same party in this Agreement or pursuant hereto (whether or not covering identical, related or similar matters) and must be independently and separately satisfied. Exceptions or qualifications to any such warranty or representation shall not be construed as exceptions or qualification to any other warranty or representation.

       7.2     Indemnification.
               ---------------

             7.2(a) By Rutherford. Rutherford hereby agrees to indemnify, defend
                    -------------
and hold harmless the Companies and their directors, officers, employees and controlled and controlling persons (hereinafter the "Companies' Affiliates"),
                                                     ---------------------
from and against all Claims asserted against, resulting to, imposed upon, or incurred by the Companies and/or the Companies' Affiliates, directly or indirectly, by reason of, arising out of or resulting from (i) the inaccuracy or breach of any representation or warranty of Rutherford contained in or made pursuant to this Agreement; (ii) the breach of any covenant contained in this Agreement; and/or (iii) any Claim relating to or arising from matters arising from the operation of Rutherford's business, affairs or consulting engagements.

             7.2(b) By the Companies. The Companies hereby agree to indemnify,
                    ----------------
defend and hold harmless Rutherford from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (i) the inaccuracy or breach of any representation or warranty of the Companies contained in or made pursuant to this Agreement; (ii) the breach of any covenant of the Companies contained in this Agreement; and/or (iii) any Claim relating to or arising from matters arising from the operation of the Companies' business and affairs except for those Claims which arise from or out of the negligent or intentional wrongful acts of Rutherford or arise from or out a breach of this Agreement by Rutherford.

             7.2(c) Claims. As used in this Section, the term "Claim" shall
                    ------                                     -----
include (i all liabilities; (ii) all losses, damages, judgments, awards, settleme ts, costs and expenses (including, without limitation, interest includin prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

             7.2(d) Limits. Notwithstanding anything herein to the contrary, in
                    ------
no event shall a party be liable for Claims unless such Claim(s) individully or in the aggregate is more than Ten Thousand Dollars ($10,000.00) nor shall a party be liable for Claims of more than One Million Dollars ($1,000,000.00) in the aggregate.

     7.3     Survival. All covenants, representations, warranties and
             --------
indemnifications made in this Agreement or pursuant hereto shall survive the Closing hereof, the consummation of the transactions contemplated hereby and any investigation by a party hereto for a period of two (2) years from the Effective Date.

                                 ARTICLE VIII

               CONDITIONS PRECEDENT TO RUTHERFORD'S OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, Rutherford's obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article VIII, except to the extent that such satisfaction is waived in writing by Rutherford.

     8.1     Representations and Warranties of the Companies. All
             -----------------------------------------------
representations and warranties made by the Companies in this Agreement shall be true and correct in all material respects on the date hereof, and shall be true and correct in all material respects on the Closing Date as though such representations were again made, without exception or deviation, at the Closing Date.

     8.2     Performance of this Agreement. The Companies shall have duly
             -----------------------------
performed or complied with all the obligations under this Agreement which are required to be performed or complied with by the Companies on or prior to the Closing Date.

     8.3     Absence of Litigation. No litigation shall have been instituted on
             ---------------------
or before the Closing Date by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement, or which had or could have a material adverse effect on a Rutherford.

                                 ARTICLE IX

              CONDITIONS PRECEDENT TO THE COMPANIES' OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, the Companies' obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article IX, except to the extent that such satisfaction is waived by the Companies in writing.

     9.1     Representations and Warranties of Rutherford. All representations
             --------------------------------------------
and warranties made by a Rutherford contained in this Agreement shall be true and correct in all material respects on the date hereof, and shall be true and correct in all material respects at the Closing Date as though such representations were again made, without exception or deviation, at the Closing Date.

     9.2     Performance of this Agreement. Rutherford shall have duly performed
             -----------------------------
or complied with all of the covenants and obligations under this Agreement to be performed or complied with by them or it, as the case may be, on or prior to the Closing Date.

     9.3     Absence of Litigation. No litigation shall have been instituted on
             ---------------------
or before the time of the Closing Date by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by the Agreement, or which has or could have a material adverse effect on the Companies.

                                   ARTICLE X

                            OBLIGATIONS AT CLOSING

     10.1    Obligations of the Companies to Rutherford. The Companies hereby
             ------------------------------------------
covenant and agree to deliver or cause to be delivered to Rutherford on or before the Closing Date or as otherwise set forth herein the following:

10.1(a)     A certification by an officer of the Companies that the Companies are authorized to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby;

10.1(b) Such corporate resolutions and other documents as shall be reasonably requested by Rutherford;

          10.1(c)     A General Release in the form attached hereto as Exhibit
                     "C";

          10.1(d) The License Agreement in the form attached hereto as Exhibit B;

          10.1(e)     Bills of sale and such other instruments of assignment,
transfer, conveyance and endorsement as will be sufficient in the opinion of Rutherford and his counsel to transfer, assign, convey and deliver to Rutherford the Purchased Assets as contemplated hereby;

          10.1(f)     Such other documents and instruments as Rutherford and
his counsel may reasonably request in order to effectuate the terms of this Agreement duly executed by the appropriate persons.

     10.2     Obligations of Rutherford to the Companies. Rutherford hereby
              ------------------------------------------
covenants and agrees to deliver or cause to be delivered to the Companies on or before the Closing Date the following:

             10.2(a)     The Certificates duly endorsed in blank for transfer or
accompanied by stock powers duly executed in blank;

             10.2(b).    Bills of sale and such other instruments of
assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of the Companies and its counsel to transfer, assign, convey and deliver to the Companies the Incentive Payments described in Section 3.1(iv);

             10.2(c) The License Agreement in the form attached hereto as Exhibit A;

             10.2(d) A General Release in the form attached hereto as Exhibit "D";

             10.2(e)     The Resignation in the form attached hereto as Exhibit
                         "E"

             10.2(f)     Such other documents and instruments as the
Companies and their counsel may reasonably request in order to effectuate the terms of this Agreement.

                                  ARTICLE XI

                                   CLOSING

     11.1 Consummation of the transactions CONTEMPLATED by the Agreement (the "Closing") shall take place no later than July 3, 2001 or on such other
      -------
date or at such other time or place as may be mutually agreed upon in writing by the parties hereto (the "Closing Date"). The Closing shall take place at the
                         ------------
offices of the Companies located in Ocoee, Florida, or at such other place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1     Notices. All notices, requests, demands and other communications
              -------
hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, and addressed as set forth below:

If to Rutherford:                           Michael Rutherford
                                            2123 Cricketwood Court
                                            Matthews, NC 28104

If to the Companies:                        Compass Knowledge Holdings, Inc.
                                            2710 Rew Circle, Suite 100
                                            Ocoee, FL 34761
                                            Attention:  Rogers W. Kirven
                                            Fax No. (407) 656-7585

     12.2     Entire Agreement. This Agreement, including the disclosure
              ----------------
schedules attached hereto and the documents delivered pursuant hereto, sets forth all the promises, covenants, agreements, conditions and understandings among the parties hereto with respect to the subject matter hereof, and, upon Closing of the transactions contemplated hereby, novates and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained. No changes of or modifications or additions to this Agreement shall be valid unless same shall be in writing and signed by the parties hereto.

     12.3     Binding Effect; Assignment. This Agreement shall be binding upon
              --------------------------
the parties hereto, their successors and assigns, and beneficiaries, heirs and administrators. No party may assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other parties.

     12.4     Amendment. The parties hereby irrevocably agree that no attempted
              ---------
amendment, modification or change (collectively, "Amendment") of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such Amendment.

     12.5     No Waiver. No waiver of any provision of this Agreement shall be
              ---------
effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

     12.6     Gender and Use of Singular and Plural. All pronouns shall be
              -------------------------------------
deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties or their personal representatives, successors and assigns may require.

     12.7     Counterparts. This Agreement and any amendments may be executed in
              ------------
one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     12.8     Name Abbreviations and Headings The name abbreviations article and
              -------------------------------
section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

     12.9     Governing Law This Agreement shall be construed in accordance
              -------------
with the laws of the State of Florida.

     12.10    Further Assurances. The parties hereto shall execute and deliver
              ------------------
such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

     12.11     Arbitration. If a dispute or matter in controversy arises between
               -----------
the parties with respect to any matter arising out of or in connection with this Agreement which they are unable to resolve to their mutual satisfaction within ten (10) days of written notice from one to the other of the existence of such dispute, then either party may notify the other party in writing (the "Notice") that the dispute be submitted to binding arbitration as provided in the Rules of Arbitration of the Orange County (FL) Bar Arbitration Service, and as hereinafter provided. The arbitration panel shall consist of three (3) members, one of whom shall be selected by the Companies one of which shall be selected by Rutherford, each within 10 days of the Notice, and the third shall be selected by the first two within ten (10) days of their selection. If either party shall fail to make a selection within ten (10) days, the first arbitrator shall select the remaining two (2). In the event that any arbitrator shall resign or otherwise fail to perform his duties, his successor shall immediately be selected by the party who selected such arbitrator in the first instance. The arbitration panel shall have the authority to assess costs and shall award attorneys' fees. Either party may have recourse to the courts for enforcement of the award of the arbitration panel.

     Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short-term equitable relief, and grant the arbitrators the right to make a final determination of the parties' rights, including whether to make permanent or dissolve such court order.

     The venue for all such proceedings in arbitration and for the enforcing of any awards shall be in the court having subject matter jurisdiction, in Orlando, Florida, in and for Orange County, Florida.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year set forth above.

WITNESSES:                                         Compass Knowledge Group, Inc.

_______________________                     By: /s/ Rogers W. Kirven, Jr.
                                                -------------------------

                                            Rutherford Learning Group, Inc.

_______________________                     By: /s/ Rogers W. Kirven, Jr.
                                                -------------------------

                                            Educators' Learning Network, Inc.

_______________________                     By: /s/ Rogers W. Kirven, Jr.
                                                -------------------------

_______________________                      /s/ Michael Rutherford
                                             ----------------------
                                             Michael Rutherford